Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series O – Fixed Rate November 6, 2017	Registration No. 333-207838

PACCAR Financial Corp.

Medium-Term Notes, Series O - Fixed Rate

CUSIP # 69371RN85

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐	Barclays Capital Inc.
☒	BNP Paribas Securities Corp.
☒	Citigroup Global Markets Inc.
☐	J.P. Morgan Securities LLC
☐	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
☒	MUFG Securities Americas Inc.
☐	U.S. Bancorp Investments, Inc.
☒	Other: Wells Fargo Securities, LLC
ING Financial Markets LLC
Scotia Capital (USA) Inc.

acting as ☒ principal ☐ agent

at: ☐	varying prices related to prevailing market prices at the time of resale
☒	a fixed initial public offering price of 99.991% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: November 13, 2017 (T+5)

Agent’s Discount or Commission: 0.200%	Final Maturity Date: November 13, 2020

Net Proceeds to Company: $299,373,000	Interest Payment Dates: Semi-annually on each May 13 and November 13, commencing May 13, 2018 Record Dates: April 29 and October 30 preceding the applicable Interest Payment Date

Treasury Benchmark: 1.625% due October 15, 2020

Treasury Yield: 1.723%

Reoffer Spread: T+33 bps

Reoffer Yield: 2.053%

Interest Rate: 2.050% per annum

Redemption:

☒ The Notes may not be redeemed prior to the Maturity Date.

☐ The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:             %

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations:                     (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent:                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price:             %

Form:          ☒  Book-Entry           ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
BNP Paribas Securities Corp.	Bookrunner	$63,000,000
Citigroup Global Markets Inc.	Bookrunner	$63,000,000
MUFG Securities Americas Inc.	Bookrunner	$63,000,000
Wells Fargo Securities, LLC	Bookrunner	$63,000,000
ING Financial Markets LLC	Co-Manager	$24,000,000
Scotia Capital (USA) Inc.	Co-Manager	$24,000,000

Total		$300,000,000

Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date hereof or the next two business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, BNP Paribas Securities Corp., Citigroup Global Markets Inc., MUFG Securities Americas Inc., Wells Fargo Securities, LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp., toll-free at 1-800-854-5674, Citigroup Global Markets Inc., toll-free at 1-800-831-9146, MUFG Securities Americas Inc., toll-free at 1-877-649-6848 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.